Exhibit 99.1
FOR IMMEDIATE RELEASE
Katie Brazel, Fleishman-Hillard
for Alimera Sciences
404-739-0150
katie.brazel@fleishman.com
ALIMERA ANNOUNCES ILUVIEN® POST 24-MONTH VISUAL ACUITY DATA
INDICATES SIGNIFICANT LONG-TERM IMPROVEMENT IN DME
ATLANTA, May 27, 2010 — Alimera Sciences, Inc., (NASDAQ: ALIM), (“Alimera”), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced that a new analysis of data from its Phase 3 (FAME) clinical trials for Iluvien, the company’s investigational intravitreal insert being studied for diabetic macular edema (DME), indicates that patient vision continues to improve significantly over 30 months. This new analysis will be presented at the Citi Investment Research Global Health Care Conference in New York at 2:30pm on May 27th, 2010. The presentation will be webcast live through the investor relations section of Alimera Sciences’ website at www.alimerasciences.com. A replay of the webcast will be available through August 25, 2010.
The analysis focused on the primary efficacy variable of the number of patients who improved by 15 letters or more, based on observed cases. At month 24, 31% of the low dose patients (p value of 0.003) had improved vision of 15 letters or more and at month 30, with a sample size of 123 patients, an improvement in visual acuity of 15 letters or more was seen in 40% of the patients (p value of 0.002). (See Exhibit 1). Statistical significance versus control was seen by three weeks among the observed cases, and this significance was maintained through month 30. The complete 36-month dataset will be presented after the trial concludes in October 2010.
“While there have been some exciting developments of late in investigational DME therapies, this preliminary, 30-month observed cases data for Iluvien is of significant interest to retinal physicians,” said Barry Kuppermann, M.D., Ph.D, Professor and Chief of the Retina Service at University of California, Irvine. “For patients to continue to have vision improvement, at this level, up to 30 months after first receiving Iluvien is impressive.”
Alimera is currently conducting two Phase 3 pivotal clinical trials (collectively known as the FAME Study) for Iluvien involving 956 patients in sites across the United States, Canada, Europe and India to assess the efficacy and safety of Iluvien with two doses, a high and low dose, in the treatment of DME. In December 2009, the month 24 clinical readout from the FAME Study was completed and announced. Alimera plans to file a New Drug Application (NDA) in the United States for the low dose of Iluvien in the second quarter of 2010, followed by registration filings in certain European countries and Canada.

“We believe the combination of the early visual acuity gains among this diabetic population and the long-term sustained improvement with Iluvien beyond 24 months will make Iluvien a very viable option to treat DME,” said Dan Myers, President and CEO of Alimera, adding, “We are working diligently to prepare our submission to the FDA in the second quarter of 2010 and. if reviewed favorably, Iluvien will be the first pharmacological treatment indicated for DME.”
Exhibit 1. Percent of patients achieving ≥15 letters of visual acuity improvement using the observed cases method.
Although both a low and high dose of Iluvien were studied in these trials, only the low dose is shown in Exhibit 1 as Alimera intends to commercialize this dose if approved by the FDA. In the previous dataset presented, data imputation employed the “last observation carried forward” (LOCF) method, for data missing because of patients who discontinued the trial or were unavailable for follow-up. In the analysis presented today, no data imputation was employed and only “observed cases” were considered in which only those patients for whom data was available at the clinical visit were analyzed.
About Iluvien®
Iluvien is an investigative, extended release intravitreal insert that Alimera is developing for the treatment of DME. Each Iluvien insert is designed to provide a therapeutic effect of up to 36 months by delivering sustained sub-microgram levels of fluocinolone acetonide (FA). Iluvien is inserted in the back of the patient’s eye to a position that takes advantage of the eye’s natural fluid dynamics. Iluvien is inserted with a device that employs a 25-gauge needle, which allows for a self-sealing wound.

About Alimera Sciences, Inc.
Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently the Company is focused on diseases affecting the back of the eye, or retina. Its advanced product candidate Iluvien® is an intravitreal insert containing fluocinolone acetonide, a non-proprietary corticosteroid with demonstrated efficacy in the treatment of ocular disease. Iluvien is in development for the treatment of diabetic macular edema (DME), a disease of the retina that affects individuals with diabetes and can lead to severe vision loss and blindness.
Forward Looking Statements
This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s future results of operations and financial position, business strategy and plans and objectives of management for Alimera’s future operations. The events and circumstances reflected in Alimera’s forward-looking statements may not occur and actual results could differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, delay in or failure to obtain regulatory approval of Alimera’s product candidates, uncertainty as to Alimera’s ability to commercialize, and market acceptance of, its product candidates, the extent of government regulations, uncertainty as to relationship between the benefits of Alimera’s product candidates and the risks of their side-effect profiles, dependence on third-party manufacturers to manufacture Alimera’s product candidates in sufficient quantities and quality, uncertainty of clinical trial results, limited sales and marketing infrastructure, as well as other factors discussed in Alimera’s Securities and Exchange Commission filings, including Alimera’s final prospectus filed under Rule 424(b)(4) with the Securities and Exchange Commission in connection with its initial public offering.
All forward-looking statements made in the presentation, including those in the slides that will be presented, are expressly qualified by the above paragraph in their entirety. These forward-looking statements speak only as of the date of the presentation (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any forward-looking statements which are made in this presentation, whether as a result of new information, future events or otherwise.
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